Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Dreyfus/Laurel Funds Trust:

We consent to the use of our reports, dated July 26, 2013, on Dreyfus Equity Income Fund and Dreyfus Emerging Markets Debt Local Currency Fund, each a series of The Dreyfus/Laurel Funds Trust, (collectively the “Funds”), incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

September 26, 2013